EXHIBIT 10.8

EXECUTION VERSION

6 July 2017

Santo Holding (Deutschland) GmbH
(as Lender)

and

EQT Avatar Topco, Inc.

(as Borrower)

LOAN AGREEMENT

related to

the purchase of Certara Holdco, Inc. (f/k/a Arsenal MBDD Holdco, Inc.)

THIS AGREEMENT is made on July 6, 2017

BETWEEN

(1)	SANTO HOLDING (DEUTSCHLAND) GMBH, a company incorporated in Germany with registered number [ ] and having its registered office at Bergfeldstrasse 9, 83607 Holzkirchen, Germany (the "Lender"); and

(2)	EQT AVATAR TOPCO, INC., a corporation organized under the laws of Delaware (the "Borrower").

WHEREAS

(A)	This Agreement is being entered into in connection with the Securities Purchase Agreement to be entered into between, EQT Avatar Holdings, Inc., Arsenal MBDD Holding, L.P. and Certara Holdco, Inc. (f/k/a Arsenal MBDD Holdco, Inc.) relating to the acquisition of, directly or indirectly, the capital stock and other equity interests of Certara Holdco, Inc. (f/k/a Arsenal MBDD Holdco, Inc.), a corporation organized under the laws of Delaware, from the existing equity holders thereof (the "Acquisition Agreement").

(B)	In accordance with the terms of this Agreement, the Lender wishes to make a loan in an aggregate initial principal amount equal to up to $110,000,000 (or such lesser amount as the Borrower may request by written notice to the Lender at least two (2) Business Days prior to the Utilisation Date) (the "Facility Amount") available to the Borrower.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

(a)	"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, London and Munich.

(b)	"Change of Control" means and shall be deemed to have occurred if EQT, the Lender and the Related Parties individually or taken as a whole cease to beneficially own and control (directly or indirectly) the majority of the votes attaching to the shares of the Borrower.

(c)	"Code" means the Internal Revenue Code of 1986, as amended.

(d)	"EQT" means any fund, investment vehicle or managed account arrangement operated and/or managed and/or advised by any one or more of EQT Services (UK) Limited, EQT Fund Management S.à r.l., CBTJ Financial Services B.V., EQT Holdings AB, SEP Holdings B.V. or any of their respective Affiliates (each an “EQT member”) and including, for the avoidance of doubt, the fund known as "EQT VII" (being comprised of EQT VII (No.1) Limited Partnership, EQT VII (No. 2) Limited Partnership (in each case acting by its manager, EQT Services (UK) Limited (or any successor or replacement thereof)) and each co-investment scheme, additional or alternative investment vehicle or managed account arrangement established by any EQT member to invest alongside any of the foregoing in any one or more investments which in each case is operated and/or managed and/or advised by any EQT member.

(e)	"Event of Default" means any event or circumstance specified as such in Clause 11 (Events of Default).

(f)	"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

(g)	"Final Maturity Date" means the eighth anniversary of the Utilisation Date.

(h)	"Interest Payment Date" means:

(i)	each 15 January and 15 July after the Utilisation Date, or

(ii)	any other date agreed between the Borrower and the Lender,

provided that the first Interest Payment Date shall be 15 January 2018 and the final Interest Payment Date shall be the Final Maturity Date.

(i)	"Interest Period" means, in relation to the Loan, each period from (and including) the previous Interest Payment Date to (but excluding) the next Interest Payment Date, provided that:

(i)	the first Interest Period shall begin on (and include) the Utilisation Date and shall end on (but exclude) the first Interest Payment Date; and

(ii)	the final Interest Period shall end on (but exclude) the Final Maturity Date.

(j)	"Loan" means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

(k)	"Related Party" means, in respect of each of Dr. Andreas Strüngmann and Dr. Thomas Strüngmann:

(i)	such individual, his parents or spouse and/or any of such individual's, his spouse's, or his parents' respective direct descendents; and

(ii)	any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, shareholders, partners, members, owners or persons beneficially holding a 50.1% or more controlling interest of which consists of any one or more of such individual and/or any such other persons referred to in paragraph (i) above.

(l)	"Utilisation Date" means the date on which the Loan is advanced in accordance with Clause 2.2 (The Facility).

1.2	In this Agreement, unless the context otherwise requires:

(a)	references to the singular shall include the plural and vice versa;

(b)	references to a "party" means a party to this Agreement and includes its permitted successors in title, personal representatives and permitted assigns;

(c)	references to a "person" includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(d)	references to "Dollars", "dollars" or “$” mean the lawful money of the United States of America;

(e)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(f)	words introduced by the word "other" shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;

(g)	general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words "includes" and "including" shall be construed without limitation; and

(h)	an Event of Default is "continuing" if it has not been remedied or waived.

1.3	The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.4	References to this Agreement include this Agreement as amended or varied in accordance with its terms.

1.5	Where any natural person gives a certificate or other document or otherwise gives a representation or statement on behalf of any of the parties to this Agreement pursuant to any provision thereof and such certificate or other document, representation or statement proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate, other document, representation or statement being incorrect save where such individual acted fraudulently in giving such certificate, other document, representation or statement (in which case any liability of such individual shall be determined in accordance with applicable law).

2.	THE FACILITY

2.1	Subject to the terms of this Agreement, the Lender makes available to the Borrower a Dollar term loan facility in an aggregate amount equal to the Facility Amount.

2.2	Subject only to Clause 3 (Conditions Precedent), the Lender shall advance the Facility Amount in full (less the OID Fee, as defined in Clause 9 (OID Fee) below) in immediately available funds to such bank account and on such date as the Borrower may specify on not less than 2 Business Days' notice to the Lender.

3.	CONDITIONS PRECEDENT

3.1	The Lender shall only be obliged to comply with Clause 2.2 (The Facility) if, on or before the Utilisation Date, it has received:

(a)	a copy of the Acquisition Agreement duly executed by each of the parties thereto;

(b)	evidence that the Borrower (or a wholly-owned subsidiary thereof) has obtained, from such financial institutions as it may select, binding commitments in an aggregate amount equal to at least $238,000,000, the net proceeds of which shall be made available directly or indirectly to the Borrower or a subsidiary or thereof and to be applied for the same purpose as the Loan; and

(c)	evidence that the shareholders of the Borrower have made cash contributions in respect of the consideration under the Acquisition Agreement in an aggregate amount equal to at least $450,000,000.

4.	PURPOSE

4.1	The Borrower shall apply the Loan for the payment of:

(a)	the consideration under the Acquisition Agreement; and

(b)	any costs and expenses reasonably incurred by the Borrower or any of its direct or indirect subsidiaries in connection with the negotiation, preparation, printing and execution of the Acquisition Agreement and this Agreement, and the Borrower undertakes to the Lender that it will apply the Loan only towards such purposes.

4.2	The Lender shall not be bound to monitor or verify the application of the Loan.

5.	REPAYMENT

5.1	The Borrower shall repay on the Final Maturity Date all remaining amounts then outstanding in relation to the Facility (for the avoidance of doubt, together with any interest payable in accordance with Clause 8 (Interest)).

5.2	The Borrower may not reborrow any part of the Loan which is repaid or prepaid.

5.3	A certificate of the Lender as to the amount at any time due from the Borrower to it under this Agreement shall, in the absence of manifest error, be conclusive.

6.	VOLUNTARY PREPAYMENT

6.1	On any date following the date hereof, the Borrower may from time to time, upon not less than 14 days' prior written notice to the Lender, prepay the Loan in cash in dollars on any Business Day, in whole or in part, in an aggregate minimum amount of $1,000,000 and multiples of $1,000,000 in excess of such minimum amount (or, if less, the remaining amounts then outstanding in relation to the Facility).

6.2	In respect of any prepayment of the Loan pursuant to this Clause 6, the Borrower shall pay all accrued and unpaid interest on the principal amount being prepaid to the date of prepayment but without any premium or penalty.

7.	CHANGE OF CONTROL

7.1	Upon the occurrence of:

(a)	a Change of Control; or

(b)	the sale of all or substantially all of the assets of the Borrower and its subsidiaries whether in a single transaction or a series of related transactions,

the Borrower shall promptly notify the Lender of that event and all outstanding amounts under or in connection with this Agreement will become immediately due and payable without any premium or penalty.

8.	INTEREST

8.1	Interest on the Loan will accrue at the rate of 8.25% per annum.

8.2	Interest on the Loan shall accrue daily (calculated on the basis of the actual number of days elapsed and a year of 360 days) and be payable entirely in cash in arrears:

(a)	on each Interest Payment Date with respect to interest accrued on and to each such Interest Payment Date; and

(b)	on the Final Maturity Date.

9.	OID FEE

9.1	The Borrower shall pay to the Lender an OID fee (the "OID Fee") in an amount equal to 1.00% of the Facility Amount.

9.2	The OID Fee shall be payable on the Utilisation Date and only becomes payable if utilisation of the Facility occurs.

9.3	The Borrower authorises the Lender to deduct an amount equal to the OID Fee from the proceeds of the Loan.

10.	REPRESENTATIONS

The Borrower makes the representations set out in this Clause 10 to the Lender as at the date of this Agreement.

10.1	The Borrower is a corporation existing under the laws of Delaware.

10.2	The obligations expressed to be assumed by the Borrower in this Agreement are legal, valid, binding and enforceable obligations (subject to any mandatory provisions of applicable law), save to the extent not materially adverse to the interests of the Lender.

10.3	All authorisations, consents, approvals, resolutions, licences, exemptions, filings, notarisations or registrations required to enable the Borrower lawfully to enter into, exercise its rights and comply with its obligations in this Agreement and to make this Agreement admissible in evidence in its jurisdiction of incorporation have been obtained or effected and are in full force and effect, save to the extent not materially adverse to the interests of the Lender.

11.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clauses 11.1 to 11.5 below is an Event of Default.

11.1	The Borrower does not pay on the due date any amount payable pursuant to this Agreement.

11.2	The Borrower:

(a)	declares, makes or pays any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	repays or distributes any dividend or share premium reserve; or

(c)	redeems, repurchases, defeases, retires or repays any of its share capital or resolve to do so,

in each case, other than (i) payment of legal, accounting and other ordinary course corporate overhead or other operational expenses (including payments to any director, officer, employee, member of management, manager and/or consultant) of any parent thereof and for the payment of franchise or similar taxes, in each case, to the extent attributable to the ownership of the Borrower and its subsidiaries, (ii) payments to be applied to repurchase, redeem, retire or otherwise acquire or retire for value the capital stock or other ownership interests of the Borrower (or any parent company or any subsidiary thereof) held by any future, present or former employee, director, member of management, officer, manager or consultant (or any affiliate or family member thereof) of the Borrower (or any parent company or any subsidiary thereof) (or any options, warrants, restricted stock units or stock appreciation rights or other equity-linked interests issued with respect to any of such capital stock or other ownership interests) and/or (iii) any other such payment permitted pursuant to the terms of the limited partnership agreement (as amended, novated, supplemented, extended or restated from time to time) constituting the Co-Investment Entity (as defined in an equity commitment letter entered into on or about the date of this Agreement).

11.3	The Closing of the Acquisition Agreement shall have not occurred on or prior to the Outside Date (as defined in the Acquisition Agreement).

11.4	The Borrower is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts (other than debts owed to any of its subsidiaries or solely by reason of balance sheet liabilities exceeding balance sheet assets) under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more groups of its creditors (other than in connection with this Agreement) with a view to rescheduling any of its indebtedness, other than any solvent liquidation or reorganisation.

11.5	Any corporate action, legal proceedings or other formal procedure or formal step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, judicial management, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement, deed of company arrangement or otherwise) of the Borrower;

(b)	(by reason of actual or anticipated financial difficulties) a composition, compromise, assignment or arrangement with any class of creditors of the Borrower; or

(c)	the appointment of a liquidator, trustee in bankruptcy, receiver, administrative receiver, judicial manager, administrator, compulsory manager, voluntary administrator, receiver and manager or other similar officer in respect of the Borrower or any of its assets, or any analogous procedure or step is taken in any jurisdiction. This Clause 11.5 shall not apply to (i) any proceeding or step which is discharged, stayed or dismissed within 20 Business Days of commencement or, if earlier, the date on which it is advertised, or (ii) any step or procedure which is a solvent liquidation or reorganisation.

11.6	The Borrower shall notify the Lender of any Event of Default promptly upon becoming aware of its occurrence.

11.7	On and at any time after the occurrence of an Event of Default which is continuing, the Lender may by notice to the Borrower:

(a)	cancel its commitments with respect to the Facility at which time the Facility shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under this Agreement be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, at which time they shall immediately become payable on demand by the Lender.

12.	COSTS AND EXPENSES

The Borrower shall promptly and in any event within 10 Business Days of demand (provided that no such demand may be made prior to the Utilisation Date unless the Facility has been cancelled in full) pay the Lender the amount of all costs and expenses (including legal fees subject to any pre-agreed fee arrangements, and in each case as pre-approved by the Borrower) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement.

13.	PAYMENTS

13.1	All payments made by any party under this Agreement shall be made free from any set-off, counterclaim or other deduction or withholding of any nature whatsoever, except for deductions or withholdings required to be made by law. So long as the Lender complies with Clause 22.1, if any deductions or withholdings are required by law to be made from any such payments, the amount of the payment shall be increased by such amount as will, after the deduction or withholding has been made, leave the recipient of the payment with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

13.2	All payments to be made by the Borrower to the Lender pursuant to the terms of this Agreement shall be made in Dollars unless otherwise agreed by the Borrower and the Lender to the following bank account:

Bank: Südwestbank AG

IBAN:    [                     ]

BIC:       [                      ]

or to such other bank account(s) as the Lender shall notify to the Borrower by not less than 5 Business Days prior notice.

13.3	If any sums would otherwise become due for payment under this Agreement on a day which is not a Business Day that sum shall become due on the following Business Day of the same calendar month or, if none, on the immediately preceding Business Day and interest shall be adjusted accordingly.

14.	FURTHER ASSURANCE

Each party shall, at its own cost, promptly execute and deliver all such documents, and do all such things, as the other party may from time to time reasonably require for the purpose of giving full effect to the provisions of this Agreement and to secure for the other party the full benefit of the rights, powers and remedies conferred upon it under this Agreement.

15.	ENTIRE AGREEMENT AND REMEDIES

15.1	This Agreement sets out the entire agreement between the parties relating to the subject matter contained herein and, save to the extent expressly set out in this Agreement, supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

15.2	This Agreement is confidential and shall not be disclosed by any party other than (i) to its directors, officers, employees and advisers on a need to know basis and who are informed of its confidential nature, (ii) by the Borrower to (a) the parties to the Acquisition Agreement described in Clause 3.1(a) and (b) the financial institutions described in Clause 3.1(b) or (iii) as otherwise required by applicable law, regulation or court order.

16.	WAIVER AND VARIATION

16.1	A failure or delay by a party to exercise any right or remedy provided under this Agreement or by law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

16.2	A waiver of any right or remedy under this Agreement shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

16.3	No variation or amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to this Agreement. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.

17.	INVALIDITY

Where any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction then such provision shall be deemed to be severed from this Agreement and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Agreement and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Agreement.

18.	ASSIGNMENT

Each party to this Agreement may assign, transfer, charge and/or otherwise deal with all or any of its rights under this Agreement and/or grant, declare, create and/or dispose of any right or interest in it, in each case, only with the consent of the other party hereto. The Borrower shall maintain a “Register” for the recordation of the names and addresses of the Lender and its assigns, and the principal amount of the Loan owing to each of the Lender and its assigns pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive absent manifest error.

19.	NOTICES

19.1	Any notice or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause 19.2 and served:

(a)	by leaving it at the relevant address in which case it shall be deemed to have been given upon delivery to that address;

(b)	by pre-paid airmail, in which case it shall be deemed to have been given five Business Days after the date of posting; or

(c)	by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt,

provided that in the case of sub-clause (c) above any notice despatched other than between the hours of 9:30 a.m. (CET) to 5:30 p.m. (CET) on a Business Day ("Working Hours") shall be deemed given at the start of the next period of Working Hours.

19.2	Notices under this Agreement shall be sent for the attention of the person and to the address or e-mail address, subject to Clause 19.3, as set out below:

For the Lender:

Address:	Bergfeldstrasse 9, 83607 Holzkirchen, Germany

Fax number:	[ ]

For the attention of:	Helmut Jeggle and Sebastian Breyer

E-mail address:	[ ]

For the Borrower:

Address:	c/o EQT Services (UK) Limited,

3rd Floor, 30 Broadwick Street, London, W1F 8JB

For the attention of:	Jason Howard

E-mail address:	[ ]

19.3	Any party to this Agreement may notify the other party of any change to its address or other details specified in Clause 19.2 provided that such notification shall only be effective on the date specified in such notice or 5 Business Days after the notice is given, whichever is later.

20.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute but one and the same instrument.

21.	GOVERNING LAW AND JURISDICTION

21.1	This Agreement shall be governed by and construed in accordance with the laws of Germany unless foreign mandatory law applies.

21.2	Any dispute, controversy or claim arising from or in connection with this Agreement or its validity shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) as applicable at the time of filing the claim, without recourse to the ordinary courts of law. The place of arbitration shall be Munich. The language of the arbitral proceedings shall be English, provided, however, that written evidence and other supporting documentation may also be submitted in the German language.

21.3	In the event that mandatory applicable law requires any matter arising out of or in connection with this Agreement and its execution to be decided upon by an ordinary court of law, the competent courts in Munich shall have the exclusive jurisdiction.

22.	TAX FORMS

22.1	On the date of this Agreement, upon expiration of such forms, and at any times requested by the Borrower, the Lender shall promptly deliver to the Borrower an applicable Internal Revenue Service Form W-8, properly completed and duly executed, establishing (i) a complete exemption from withholding pursuant to Sections 1471 through 1474 of the Code, and (ii) full eligibility for the benefits of Article XI of the tax treaty applicable between the United States and Germany with respect to any payment of interest described herein. If any form the Lender previously delivers expires or becomes obsolete or inaccurate in any respect, the Lender shall update such form. If the Lender is unable to deliver or update any form required by this Clause 22.1, it shall be deemed to be not in compliance with this Clause 22.1.

This Agreement has been entered into on the date stated at the beginning of it.

The Borrower

For and on behalf of
EQT AVATAR TOPCO, INC.

/s/ Jason Howard		/s/ Robert Bradburn

By:	Jason Howard	By:	Robert Bradburn

Title:	President	Title:	Vice President and Secretary

The Lender

For and on behalf of
SANTO HOLDING (DEUTSCHLAND) GMBH

/s/ Helmut Jeggle		/s/ Sebastian Breyer

By:	Helmut Jeggle	By:	Sebastian Breyer

Title:		Title:

[Signature Page to Avatar Loan Agreement]